As filed with the Securities and Exchange Commission on August 6, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

TUCOWS INC.

(Exact name of registrant as specified in its charter)

Pennsylvania	23-2707366
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

96 Mowat Avenue
Toronto, Ontario, Canada	M6K 3M1
(Address of Principal Executive Offices)	(Zip Code)

Tucows (Delaware) Inc. 401(k) Plan

The Deferred Profit Sharing Plan for Employees of Tucows.com Co.

(Full title of the plans)

David Woroch

President and Chief Executive Officer

Tucows Inc.

96 Mowat Avenue

Toronto, Ontario, Canada M6K 3M1

(Name and address of agent for service)

(416) 535-0123

(Telephone number, including area code, of agent for service)

Copies to:

Joanne R. Soslow, Esq.

Morgan, Lewis & Bockius LLP

2222 Market Street

Philadelphia, PA 19103

(215) 963-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See definitions of “large accelerated filer,” “accelerated filer.” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer ☐	Accelerated filer ☒

Non-accelerated filer ☐	Smaller reporting company ☐

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement is being filed by Tucows Inc., a Pennsylvania corporation (the “Company”), to register an additional 250,000 shares of its common stock, no par value per share (the “Common Stock”) which may be offered or issued from time to time pursuant to the Tucows (Delaware) Inc. 401(k) Plan and The Deferred Profit Sharing Plan for Employees of Tucows.com Co. (together, the “Plans”). The contents of the Company’s Registration Statements on Form S-8 (File Nos. 333-260785, 333-271742 and 333-285252) filed with the Securities and Exchange Commission (the “Commission”) on November 4, 2021, May 9, 2023, and February 26, 2025, respectively, are incorporated herein by reference, except as otherwise updated or modified by this filing.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Company incorporates by reference into this Registration Statement the following documents which the Company previously filed with the Commission:

●	The Company’s Annual Report on Form 10-K filed with the Commission for the fiscal year ended December 31, 2025;

●	The Company’s Quarterly Reports on Form 10-Q filed with the Commission for the fiscal quarters ended March 31, 2026 and June 30, 2026; and

●	The Company’s Current Reports on Form 8-K filed with the Commission on June 4, 2026 and July 30, 2026 .

●

The description of the Common Stock contained in the Company’s registration statement on Form 8-A filed with the Commission on December 27, 2013, including all amendments and reports filed for the purpose of updating such description.

All reports and other documents that the Company files in accordance with Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered by this Registration Statement have been sold or that deregisters all securities covered hereby then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. If any document that the Company files changes anything stated in this Registration Statement or in an earlier document that is incorporated into this Registration Statement, the later document will modify or supersede what is stated in this Registration Statement or the earlier document. Unless expressly incorporated by reference into this Registration Statement, nothing in this Item 3 shall be deemed to incorporate information furnished by the Company on Form 8-K (pursuant to the requirements of Regulation FD or otherwise) that, pursuant to and in accordance with the rules and regulations of the Commission, is not deemed “filed” for purposes of the Exchange Act.

Item 6. Indemnification of Directors and Officers.

Section 1741 of the Pennsylvania Business Corporation Law, the PBCL, empowers a corporation to indemnify any officer or director acting in his or her capacity as a representative of the corporation who was or is a party or is threatened to be made a party to any action or proceeding against expenses, judgments, penalties, fines and amounts paid in settlement in connection with such action or proceeding whether the action was instituted by a third-party or arose by or in the right of the corporation. The PBCL limits the ability of a corporation to indemnify its officers and directors for conduct constituting willful misconduct or recklessness, or acts in violation of criminal statute.

Our Second Amended and Restated Bylaws (the “Bylaws”) provides that we will indemnify our director and officers against any liability (including any damage, judgment, amount paid in settlement, fine, penalty, punitive damages, excise tax assessed with respect to an employee benefit plan, or cost or expense of any nature (including, without limitation, attorneys’ fees and disbursements)) incurred in connection with any proceeding (including any threatened, pending or completed action, suit, appeal or other proceeding of any nature, whether civil, criminal, administrative or investigative, whether formal or informal, and whether brought by or in our right, a class of its security holders or otherwise) in which the director or officer may be involved as a party or otherwise by reason of the fact that he or she is or was serving in such person’s capacity as our director or officer if he or she acted in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had reasonable cause to believe his or her conduct was not unlawful, except: (a) where such indemnification is expressly prohibited by applicable law; or (b) where the conduct of the director or officer has been finally determined (i) to constitute willful misconduct or recklessness within the meaning of Section 1746(b) of the PBCL or any superseding provision of law sufficient in the circumstances to bar indemnification against liabilities arising from the conduct, or (ii) to be based upon or attributable to the receipt by the director or officer from us of a personal benefit to which the director or officer is not legally entitled.

Our Bylaws further provide that any indemnification will be made by us only as authorized in the specific case upon a determination that indemnification of the director or officer is proper in the circumstances because he or she has met the applicable standard of conduct set forth herein. The determination will be made: (a) by our Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; (b) if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (c) by our shareholders.

If the director or officer is entitled to indemnification in respect of a portion, but not all, of any liabilities to which such person may be subject, we will indemnify the director or officer to the maximum extent for such portion of the liabilities. The termination of a proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent will not of itself create a presumption that the director or officer did not act in good faith and in a manner that he or she reasonably believed to be in, or not opposed to, our best interests and, with respect to any criminal proceeding, had reasonable cause to believe his conduct was unlawful.

Our Bylaws provide that a director or officer will be entitled to indemnification within 30 days after a written request for indemnification has been delivered to our Secretary. If a written request is not paid in full by us within 30 days after such claim has been received by us, the director or officer may at any time thereafter initiate an action to recover the unpaid amount of the claim and, if successful in whole or in part, the director or officer will also be entitled to be paid the expenses of prosecuting such action.

We will not indemnify a director or officer for any liability incurred in a proceeding initiated (which will not be deemed to include counter claims or affirmative defenses) or participated in as an intervenor or amicus curiae by the person seeking indemnification unless such initiation of or participation in the proceeding is authorized, either before or after its commencement, by our Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, subject to certain exceptions.

To the extent that a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1741 or 1742 of the PBCL or in defense of any claim, issue or matter therein, such person will be indemnified against expenses (including attorneys’ fees and disbursements) actually and reasonably incurred by such person in connection therewith.

Our Bylaws provide that we will pay the expenses (including attorneys’ fees and disbursements) incurred in good faith by a director or officer in advance of the final disposition of a proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that such person is not entitled to be indemnified by us. The financial ability of a director or officer to repay an advance will not be a prerequisite to the making of such advance.

Finally, our Bylaws provide that the Board of Directors may authorize us to purchase and maintain directors’ and officers’ liability insurance, insuring against any liability asserted against him and incurred by him in his capacity or arising out of his status as a director and/or officer to the extent authorized by law.

Item 8. Exhibits.

Exhibit No.	Description
4.1.1

Fourth Amended and Restated Articles of Incorporation of Tucows Inc. (Incorporated by reference to Exhibit 3.1 filed with the Company’s Current Report on Form 8-K, as filed with the Commission on November 29, 2007).

4.1.2

Articles of Amendment to Fourth Amended and Restated Articles of Incorporation of Tucows Inc. (Incorporated by reference to Exhibit 3.1 filed with the Company’s Current Report on Form 8-K, as filed with the Commission on January 3, 2014).

4.2.1

Second Amended and Restated Bylaws of Tucows Inc. (Incorporated by reference to Exhibit 3.2 filed with the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the Commission on March 29, 2007).

4.2.2

Amendment No. 1 to Second Amended and Restated Bylaws of Tucows Inc. (Incorporated by Reference to Exhibit 3.3 filed with the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, as filed with the Commission on August 14, 2012).

5.1*	Opinion of Morgan, Lewis & Bockius LLP regarding legality of securities being registered.
23.1*	Consent of Deloitte LLP.
23.2*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).
24.1 *	Power of Attorney (included as part of the Registrant’s signature page).
107*	Filing fee table.

*	Filed herewith

The Company hereby represents that the U.S. Plan is covered by an IRS opinion letter that the U.S. Plan meets the requirements of Section 4.01(a) of the Internal Revenue Code of 1986, as amended, and will undertake to make all changes by the IRS to maintain such status. The Company also hereby represents that the Canadian Plan is in compliance with and meets the requirements of Section 147 of the Income Tax Act and will undertake to make all changes by the Canadian Revenue Agency to maintain such status.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto, Province of Ontario, Canada, on August 6, 2026.

TUCOWS INC.

By:	/s/ David Woroch

Name:	David Woroch
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

KNOWN ALL PERSONS BY THESE PRESENTS, that each person that each person whose signature appears below constitutes and appoints David Woroch and Ivan Ivanov, or any of them acting singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place, and stead, in any and all capacities, to sign this Registration Statement on Form S-8 under the Securities Act, to sign any and all pre- or post-effective amendments to this Registration Statement on Form S-8, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ David Woroch	President, Chief Executive Officer and Director	August 6, 2026
David Woroch	(Principal Executive Officer)

/s/ Ivan Ivanov	Chief Financial Officer	August 6, 2026
Ivan Ivanov	(Principal Financial and Accounting Officer)

/s/ Laurenz Malte Nienaber	Director	August 6, 2026
Laurenz Malte Nienaber

/s/ Marlene Carl	Director	August 6, 2026
Marlene Carl

/s/ Lee Matheson	Director	August 6, 2026
Lee Matheson

/s/ Sandra Matz	Director	August 6, 2026
Sandra Matz

/s/ Allen Taylor	Director	August 6, 2026
Allen Taylor

/s/ Jeffrey Tory	Director	August 6, 2026
Jeffrey Tory

/s/ Stephan Uhrenbacher	Director	August 6, 2026
Stephan Uhrenbacher